EXHIBIT 99.3

Frederick Brewing Co. Completes New Brewery; $8 Million, 57,000-Square-Foot Facility Becomes Maryland's Largest Brewery

FREDERICK, Md., Feb. 12 /PRNewswire/ -- Frederick Brewing Co. (Nasdaq: BLUE), brewer of the Blue Ridge family of beers, has put the finishing touches on its new 57,000- square-foot brewery.

The $8 million facility, which immediately expands the Company's brewing capacity from 12,600 to 45,000 barrels a year, today held a grand opening celebration attended by several area dignitaries. The new facility makes Frederick Brewing Company the largest brewery in Maryland.

"We are extremely pleased that we have reached this milestone in our Company's history," said Kevin Brannon, CEO. "We have worked very hard to get to this point, and we are now solidly positioned to meet the increasing demand for our quality line of specialty beers."

The facility, located in the Wedgewood Business Park in Frederick, Maryland, was financed in part by proceeds from the Company's March 1996 initial public offering, which netted $3.8 million. The Company also utilized $4.5 million in economic development bonds issued by the Maryland Economic Development Corporation and partially guaranteed by the Maryland Industrial Development and Financing Authority, and a $1 million loan from the Small Business Association.

With additional equipment, the brewery can be expanded to produce 150,000 barrels per year, and by adding 20,000-30,000 square-feet, it will have the capacity to produce as much as 300,000 barrels annually.

"The opening of this brewery is a tribute to the effort put forth by everyone at Frederick Brewing Company," Brannon said. "We are now looking forward to expanding into new markets and capitalizing on the long-term growth opportunities currently facing the Company."

Frederick Brewing Co., which participates in the growing "craft" beer segment of the $50 billion domestic beer market, produces 10 styles of distinctive, all-natural beers. The Company's products are distributed throughout Maryland, the District of Columbia, Virginia, West Virginia, Pennsylvania, New Jersey, Delaware, Georgia, South Carolina, Colorado and Illinois.